AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2000
                                        REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D. C. 20549
                              _______________

                                 FORM S-6
                              _______________

                 FOR REGISTRATION UNDER THE SECURITIES ACT
                 OF 1933 OF SECURITIES OF UNIT INVESTMENT
                     TRUSTS REGISTERED ON FORM N-8B-2
                              _______________

A.  EXACT NAME OF TRUST:

                            EQUITY INVESTOR FUND
                         BLUE CHIP STOCK 2000 SERIES A
                        PREMIER AMERICAN PORTFOLIO
                            DEFINED ASSET FUNDS

B.  NAMES OF DEPOSITORS:

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                            SALOMON SMITH BARNEY INC.
                            PAINEWEBBER INCORPORATED
                            DEAN WITTER REYNOLDS INC.

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

MERRILL LYNCH, PIERCE, FENNER & SMITH            SALOMON SMITH BARNEY INC.
           INCORPORATED                            388 GREENWICH STREET
       DEFINED ASSET FUNDS                              23RD FLOOR
          P.O. BOX 9051                            NEW YORK, N.Y. 10013
    PRINCETON, N.J. 08543-9051


     DEAN WITTER REYNOLDS                        PAINEWEBBER INCORPORATED
              INC.                              1285 AVE. OF THE AMERICAS
   TWO WORLD TRADE CENTER--                        NEW YORK, N.Y. 10019
          59TH FLOOR
    NEW YORK, N.Y. 10048


D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

   TERESA KONCICK, ESQ.                              DOUGLAS LOWE, ESQ.
       P.O BOX 9051                               DEAN WITTER REYNOLDS INC.
PRINCETON, N.J. 08543-9051                         TWO WORLD TRADE CENTER--
                                                         59TH FLOOR
                                                    NEW YORK, N. Y. 10048

                                                    COPIES TO
   MICHAEL KOCHMANN         ROBERT E. HOLLEY        PIERRE DE SAINT PHALLE, ESQ.
 388 GREENWICH STREET  1285 AVENUE OF THE AMERICAS     450 LEXINGTON AVENUE
 NEW YORK, N.Y. 10013     NEW YORK, N.Y. 10019         NEW YORK, N.Y. 10017

E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the acquisition and deposit of the underlying securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                                   PART II

           ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

   A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            __________________


         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221
         Salomon Smith Barney Inc.                                 8-8177
         PaineWebber Incorporated                                 8-16267
         Dean Witter Reynolds Inc.                                8-14172

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         Salomon Smith Barney Inc.                             13-1912900
         PaineWebber Incorporated                              13-2638166
         Dean Witter Reynolds Inc.                             94-0899825
         The Chase Manhattan Bank, Trustee                     13-4994650

                                  UNDERTAKING

The Sponsor undertakes that they will not make any amendment to the Supplement to this Registration Statement which includes material changes without submitting the amendment for Staff review prior to distribution.

    SERIES DESIGNATED PURSUANT TO RULE 487 UNDER THE SECURITIES ACT OF 1933

                                                                         SEC
Series Number                                                        File Number
-------------                                                        -----------
Equity Investor Fund, Select S&P Industrial Portfolio 1998 Series H...333-64577
Equity Income Fund, Blue Chip Stock Series 1.......................... 33-05653

                      CONTENTS OF REGISTRATION STATEMENT

     THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

 The facing sheet of Form S-6. The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Registration Statement of the Equity Income Fund, Sixth Utility Common Stock Series, 1933 Act File No. 2-86836).
 The Prospectus.
 Additional Information not included in the Prospectus (Part II).

 The following exhibits:

      *1.1  -- Form of Trust Indenture.

      1.1.1 -- Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate-48, Defined Asset Funds, 1933 Act File No. 33-50247).

      1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

      2.1   -- Form of Certificate of Beneficial Interest (included in
               Exhibit 1.1.1).

     *3.1   -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the heading "How the Fund Works--Legal Opinion" in the Prospectus.

     *5.1  --  Consent of independent public accountants.

      9.1 -- Information Supplement (incorporated by reference to Exhibit 9.1 to the Registration Statement of Equity Investor Fund, Select Ten Portfolio 1999 International Series A (United Kingdom Portfolio), 1933 Act File No. 333-70593).


__________

  * To be filed with Amendment to Registration Statement.

                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 13TH DAY OF MARCH, 2000.

            Signatures appear on pages R-3, R-4, R-5 and R-6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
     DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 333-70593

       GEORGE A. SCHIEREN
       JOHN L. STEFFENS




       By J. DAVID MEGLEN
          (As authorized signatory for
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)

SALOMON SMITH BARNEY INC.
     DEPOSITOR


By the following persons,                   Powers of Attorney have
   who constitute a majority of             been filed under the
   the Board of Directors of                1933 Act File
   Salomon Smith Barney Inc.:               Numbers: 333-63417 and 333-63033

       MICHAEL A. CARPENTER
       DERYCK C. MAUGHAN




       By GINA LEMON
          (As authorized signatory for
          Salomon Smith Barney Inc. and
          Attorney-in-fact for the persons listed above)

PAINEWEBBER INCORPORATED
     DEPOSITOR


By the following persons, who                Powers of Attorney have
   constitute the Board of                   been filed under
   Directors of                              Form SE and the
   PaineWebber Incorporated:                 following 1933 Act
                                             File Number: 2-61279
     MARGO N. ALEXANDER
     TERRY L. ATKINSON
     BRIAN M. BAREFOOT
     STEVEN P. BAUM
     MICHAEL CULP
     REGINA A. DOLAN
     JOSEPH J. GRANO, JR.
     EDWARD M. KERSCHNER
     JAMESP. MacGILVRAY
     DONALD B. MARRON
     ROBERT H. SILVER
     MARK B. SUTTON




     By ROBERT E. HOLLEY
        (As authorized signatory for
        PaineWebber Incorporated and
        Attorney-in-fact for the persons listed above)

DEAN WITTER REYNOLDS INC.
     DEPOSITOR


By the following persons,               Powers of Attorney have been
   who constitute a majority of         filed under Form SE and
   the Board of Directors of            the following 1933 Act
   Dean Witter Reynolds Inc.:           File Number: 33-17085,
                                        333-13039, 333-47553 and
                                        333-89009
     BRUCE F. ALONSO
     RICHARD M. DeMARTINI
     RAYMOND J. DROP
     JAMES F. HIGGINS
     JOHN J. MACK
     MITCHELL M. MERIN
     STEPHEN R. MILLER
     PHILIP J. PURCELL
     JOHN H. SCHAEFER
     THOMAS C. SCHNEIDER
     ALAN A. SCHRODER
     ROBERT G. SCOTT




     By MICHAEL D. BROWNE
        (As authorized signatory for
        Dean Witter Reynolds Inc. and
        Attorney-in-fact for the persons listed above)